Nicor Gas
                                                                   Form 8-K
                                                                   Exhibit 99.1


FOR IMMEDIATE RELEASE                    FOR MORE INFORMATION re: N-943
September 15, 2005                       Media Contact:       Annette Martinez
                                                              630 388-2781

                                         Financial Contact:   Mark Knox
                                                              630 388-2529

  Russ M. Strobel Appointed Chairman of the Board of Nicor Inc. and Nicor Gas

                      Completes Succession Plan Transition

Naperville, Ill. - Nicor Inc. (NYSE: GAS) today announced that effective November 1, 2005 Russ M. Strobel has been appointed chairman of the board of Nicor Inc. and Nicor Gas, in addition to his current roles as chief executive officer and president of both companies. Thomas L. Fisher, who has been chairman of the Nicor and Nicor Gas boards since 1996, announced his resignation from the boards, also effective November 1.

This appointment completes the ongoing transition of the company's leadership from Fisher to Strobel. Strobel became president and chief executive officer of Nicor Inc. in March of this year, and was previously president and chief executive officer of Nicor Gas (November 2003); president of Nicor Inc. and Nicor Gas (October 2002); and executive vice president of Nicor Inc. (February
2002). He was elected to the board of directors of Nicor Inc. and Nicor Gas in January 2004.

"My appointment to succeed Tom Fisher is both a great honor and a great responsibility and I want to thank the board for their vote of confidence," Strobel said. "I am committed to providing value for our shareholders, quality service at a reasonable cost for our customers, and meaningful work for our employees. Along with our talented management team and dedicated employees, I look forward to meeting the challenges our businesses face today, and to our future growth," he said.

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"I also want to thank Tom Fisher on behalf of the entire Nicor family for all his contributions over a long and accomplished career at Nicor and Nicor Gas," Strobel said. "During nearly 40 years with the company, Tom has been an outstanding leader. Throughout his career, Tom displayed the highest ethical principles and a deep commitment to serving all of Nicor's constituencies. As his many community service and industry leadership positions attest, he has also demonstrated his sincere commitment to public service. I join our entire board of directors and Tom's many friends and colleagues at Nicor and throughout the industry in wishing him and his family well."

Russ Strobel Background
-----------------------

Strobel joined Nicor in December 2000 as senior vice president, general counsel and secretary. Prior to Nicor, Strobel enjoyed a distinguished legal career as a partner with the law firms of Jenner & Block, Friedman & Koven, and Altheimer & Gray. He received a Bachelor of Arts degree from Northwestern University in 1974, and earned his juris doctor, magna cum laude in 1977 from the University of Illinois, where he was elected to the Order of the Coif.

Strobel is a director of the American Gas Association and the United Service Organizations (USO) of Illinois, Inc. and is a trustee of the Gene Siskel Film Center at the School of the Art Institute of Chicago. He is also a member of the Civic Committee of the Commercial Club of Chicago, and the Economic Club of Chicago.

Tom Fisher Background
---------------------

Fisher began his career with the company in 1967 and held various positions at Nicor and Nicor Gas. He served for both companies as president and chief financial officer as well as Nicor's vice president of operations.

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He is a 1966 graduate of Purdue University with a bachelor's degree in industrial management. He received a master's in business administration from the University of Chicago in 1983.

Fisher is past chairman of the American Gas Association, the Natural Gas Council, the Gas Technology Institute and the United Way in Chicago. He also serves on the board of LaSalle Bank Corp in Chicago and the board of trustees for the Chicago Zoological Society, Inc.

Nicor Inc. (NYSE: GAS) is a holding company and is a member of the Standard and Poor's 500 Index. Its principal businesses are Nicor Gas, one of the nation's largest natural gas distribution companies, and Tropical Shipping, a containerized shipping business serving the Caribbean region and the Bahamas. Nicor also owns and has an equity interest in several energy-related businesses.

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Caution Concerning Forward-Looking Statements
---------------------------------------------

This document includes certain forward-looking statements about the expectations of Nicor and its subsidiaries and affiliates. Although Nicor believes these statements are based on reasonable assumptions, actual results may vary materially from stated expectations. Such forward-looking statements may be identified by the use of forward-looking words or phrases such as "anticipate," "believe," "expect," "intend," "may," "planned," "potential," "should," "will," "would," "project," "estimate," or similar phrases. Actual results may differ materially from those indicated in the company's forward-looking statements due to the direct or indirect effects of legal contingencies (including litigation) and the resolution of those issues, including the effects of an Illinois Commerce Commission (ICC) review and Securities and Exchange Commission (SEC) and U.S. Attorney inquiries, and undue reliance should not be placed on such statements. Other factors that could cause materially different results include, but are not limited to, weather conditions; natural gas and other fuel prices; fair value accounting adjustments; inventory valuation; health care costs; insurance costs or recoveries; legal costs; borrowing needs; interest rates; credit conditions; economic and market conditions; tourism and construction in the Bahamas and Caribbean region; energy conservation; legislative and regulatory actions; tax rulings or audit results; asset sales; significant unplanned capital needs; future mercury-related charges or credits; changes in accounting principles, interpretations, methods, judgments or estimates; performance of major suppliers and contractors; labor relations; and acts of terrorism.

Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of this date. Nicor undertakes no obligation to publicly release any revision to these forward-looking statements to reflect events or circumstances after the date of this filing.

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